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                                   Exhibit 2.3


                             SHAREHOLDERS AGREEMENT

         THIS SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of July 2, 1999, is made and entered into by and among BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation (the "Company"), the persons identified as "Shareholder/Directors" on Schedule 1 attached hereto, DMR FINANCIAL SERVICES, INC., a Michigan corporation ("DMRFS"), and DETROIT MORTGAGE AND REALTY COMPANY, a Michigan corporation ("DMR"). For purposes of this Agreement, the term "DMR Shareholders" means the shareholders of DMR, as identified on Schedule 2 attached hereto. For purposes of this Agreement, the term "Shareholders" means
(i) each of the Shareholder/Directors and DMRFS, until such time, if ever, as DMRFS distributes to DMR the shares of Common Stock (defined in Recital B below) issued to DMRFS pursuant to the Reorganization Agreement (defined in Recital A below); (ii) each of the Shareholder/Directors and DMR, after DMRFS so distributes such shares to DMR, and until such time, if ever, as DMR distributes such shares to the DMR Shareholders pursuant to the Reorganization Agreement; and (iii) each of the Shareholder/Directors and each of the Bound DMR Shareholders (defined below), thereafter. For purposes of this Agreement, the term "Bound DMR Shareholders" means those DMR Shareholders who agree, in writing, and in a form reasonably acceptable to Bingham, to be bound by and subject to the terms of this Agreement, as and to the same extent as DMR, and jointly and severally with DMR and any and all other DMR Shareholders who have agreed to be identically bound by and subject to the terms of this Agreement.

                                    RECITALS

         A. The Company, DMRFS, DMR and Hartger & Willard Mortgage Associates, Inc. ("H&W") have entered into that certain Reorganization Agreement dated June 30, 1999 (as the same may have been or may be amended or supplemented, the "Reorganization Agreement").

         B. The Company's authorized capital stock consists of 10,000,000 shares of common stock (the "Common Stock") and 10,000,000 shares of preferred stock, of which there were 2,422,484 shares of common stock, without par value, issued and outstanding as of June 30, 1999. The shares of the Common Stock have all of the rights, preferences and limitations of shares of common stock stated in the Michigan Business Corporation Act, as amended (the "Act").

         C. Pursuant to the Reorganization Agreement, the Company shall acquire all of the issued and outstanding shares of the capital stock of H&W from DMR.

         D. In connection with that transaction, DMRFS shall become a shareholder of the Company. Current directors and key shareholders of the Company (i.e. the Shareholder/Directors) have executed and joined this Agreement as Shareholders and, as of the date of this Agreement, are the beneficial owners of shares of Common Stock in the amounts set forth on Schedule 1 hereto.
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         NOW THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is acknowledged, the undersigned agree as follows:

SECTION 1.        CERTAIN GOVERNANCE MATTERS.

         1.1      [intentionally omitted]

         1.2 Board Elections. In connection with any election of directors, DMRFS and the Bound DMR Shareholders shall vote all of their respective shares of Common Stock in accordance with the recommendations of the Board.

         1.3 Standstill. DMRFS and DMR agree that, until this Agreement is terminated in accordance with its terms, unless specifically requested by the Company in writing, neither DMR, DMRFS nor any of its affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended (the "1934 Act")) or any of their respective directors, officers, employees, agents, advisors or representatives will in any manner, directly or indirectly, or in conjunction with any other person or entity: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any plan or proposal which would require the filing of a Schedule 13D or an amendment to a schedule 13D to report a plan or purpose which would relate to or would result in any of the events discussed in Items (a) through (j) of the instructions to Item 4 of the Schedule 13D, other than for investment purposes; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the 1934 Act) or consents to vote any securities of the Company; (b) form, join or in any way participate in a "group" (as defined in the 1934 Act) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, other than in their roles in management and as members of the Board of Directors; (c) take any action which would result in or reasonably be expected to result in the Company making a public announcement regarding any of the foregoing; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

SECTION 2.        TAG-ALONG RIGHTS.

         2.1 Proposed Transfer. If one or more of the Shareholders proposes (the person or group making such proposal being the "Selling Group" and the remaining Shareholders being the "Tag-Along Group") a Transfer (defined in
Section 2.4 below) of five percent (5%) or more of the Common Stock, and provided that the Transfer is not an Exempt Transfer (defined in Section 2.5 below), then each of the Shareholders comprising the Tag-Along Group (each a "Tag-Along Shareholder") shall have the right ("Tag-Along Right") to require the proposed purchaser(s) to purchase from such Tag-Along Shareholder up to the number of whole shares of Common Stock not to exceed the number derived by multiplying the total number of shares of Common Stock to be


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purchased by the proposed purchaser(s) by a fraction, the numerator of which is the total number of shares of Common Stock owned by such Tag-Along Shareholder, and the denominator of which is the total number of shares of Common Stock owned by (i) the members of the Seller Group, (ii) the members of the Tag-Along Group, and (iii) any other shareholders of the Company who are entitled to analogous tag-along rights in connection with the transaction in question, collectively. Any shares purchased from Tag-Along Shareholders pursuant to this Section 2 shall be paid for at the same price per share and upon the same terms of payment and conditions, including price per share and the total number of shares proposed to be transferred, as such proposed Transfer by the Selling Group (the "Transfer Terms").

         2.2 Tag-Along Notice. The Selling Group shall promptly notify the Company and the Tag-Along Group in the event they propose to make a Transfer giving rise to Tag-Along Rights, and shall furnish the Tag-Along Group with the Transfer Terms and a copy of any written offer or agreement pertaining thereto. The Tag-Along Right may be exercised by any Tag-Along Shareholder by delivery of a written notice to the Selling Group (the "Tag-Along Notice") within twenty
(20) days following such Tag-Along Shareholder's receipt of such notice from the Selling Group. The Tag-Along Notice shall state the number of shares of Common Stock that such Tag-Along Shareholder proposes to include in the Transfer to the proposed purchaser (not to exceed the number determined in accordance with Section 2.1 above). In the event that the proposed purchaser does not purchase the specified number of shares from the Tag-Along Shareholders on the Transfer Terms, then the Selling Group shall only be permitted to sell any other number of shares of Common Stock to the proposed purchaser (an "Alternate Transfer") if: (a) the number of shares to be sold in the Alternate Transfer is less than five percent (5%) of the then-issued and outstanding Common Stock of the Company; or (b) the Tag-Along Shareholders are given five (5) days written notice of the proposed Alternate Transfer and the right to participate pro rata in the Alternate Transfer (calculated using the formula set forth in Section 2.1) under the same terms and conditions as the Selling Group.

         2.3      Closing. At the closing of any Transfer pursuant to this
Section 2, the proposed purchaser shall remit to each selling Shareholder the consideration for the total sales price of the Common Stock of such Shareholder sold pursuant hereto, upon delivery by such Shareholder of certificate(s) for such shares duly endorsed in blank for transfer or accompanied by stock power(s) duly executed in blank and such other transfer documentation, including but not limited to representations and warranties of title, as shall be reasonably required by the purchaser or its counsel.

         2.4 Transfer. A "Transfer" of stock under this Section 2 shall mean a sale, exchange, or other transfer to be consummated in a single transfer or a series of related transfers, to a single purchaser or a group of purchasers, as part of a single transaction or group of related transactions. For purposes of this Section 2, transactions which occur or are proposed to occur more than six (6) months apart shall not be considered to be a group of related transactions, so long as those transactions are not part of an expressly related group of transactions.

         2.5 Exempt Transfer. The following transactions shall constitute "Exempt Transfers" as that term is used in this Section 2: (a) a Transfer to the Company, DMR or the shareholders of DMR


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pursuant to and in accordance with Section 15.7 of the Reorganization
Agreement; (b) a Transfer entirely between or among any of the Shareholders executing this Agreement; (c) a Transfer by will or intestate succession to a Shareholder's executors, administrators, testamentary trustees, legatees or beneficiaries; (d) a Transfer to a Shareholder's immediate family members or to a Michigan revocable inter-vivos trust, of which a Shareholder is the grantor, or another entity controlled by such Shareholder formed primarily for estate planning purposes for the benefit of said Shareholder (and/or his spouse, children, grandchildren, parents and/or siblings); (e) a Transfer to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), so long as the transferor is not a "disqualified person" (as defined in Section 4946(a) of the Code, assuming that all references to "private foundation" or "foundation" in such Section 4846(a) are interpreted to mean the organization in question) with respect to such organization (the parties identified in (b), (c), (d) and (e), or any one of them are hereinafter collectively referred to as "Permitted Transferees"); or
(f) a Transfer in a public offering by the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or in a transaction not involving a public offering pursuant to Rule 144 promulgated thereunder. The transferee in any Exempt Transfer shall take the shares in Common Stock in question subject to the terms of this Agreement.

         2.6      [Intentionally Omitted]

SECTION 3.        REGISTRATION RIGHTS.

         The Company covenants and agrees as follows, for the benefit of all of the DMR Shareholders (provided, however, that with respect to any given DMR Shareholder, the Company's willingness to make the following covenants and agreements is conditioned on such DMR Shareholder being subject to the provisions of this Section 3):

         3.l      Definitions. For purposes of this Section 3:

                  (a) The terms "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document pursuant to the Securities Act of 1933, as amended (the "1933 Act"), and the declaration or ordering of effectiveness of such registration statement or document;

                  (b) The term "Registrable Securities" means Common Stock of the Company issued pursuant to the Reorganization Agreement ("Consideration Stock") and any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of Consideration Stock, held by the Holders (as defined below), excluding shares sold or otherwise transferred pursuant to Rule 144 under the Securities Act, and also excluding, for the purposes of Section 3.2 below only, (i) shares that are held by Holders who are not affiliates of the Company that are eligible for sale pursuant to Rule 144 under the Securities Act, and
         (ii) shares held by each Holder who is an affiliate of the company if all of such shares are eligible for sale pursuant to Rule 144 under the Securities Act and could be sold in one transaction in accordance with

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         the volume limitations contained in Rule 144(e)(1)(i) under the
         Securities Act; provided, however, that Common Stock or other securities shall only be treated as Registrable Securities if and so long as (1) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, and (2) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale;

                  (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

                  (d) The term "Holder" means DMR and/or any DMR Shareholder who is the record owner of Registrable Securities and who, at the request of Bingham, agrees in writing to be bound by and subject to the terms of Section 3.9 below, or any assignee thereof in accordance with
         Section 3.11 hereof; and

                  (e) The term "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the 1933 Act.

         3.2 Company Registration. If at any time, the Company (without any obligation to do so) proposes to register any of its stock or other securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a SEC Rule 145 transaction (or any transaction under any successor provision)), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within thirty (30) days after mailing of such notice by the Company in accordance with Section 5.6, the Company shall, subject to the provisions of Sections 3.5, 3.6, 3.7 and 3.8, cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered. If the number of Registrable Securities which a Holder desires to be registered, together with the number of shares of stock or other securities of the Company with respect to which other persons or entities have registration rights and which such persons and entities desire to be registered, exceed the number of shares of stock or other securities which the Company intends to register, then each Holder and each such other person or entity shall be entitled to have registered a pro-rata share of his, her or its shares of stock or other securities, based on the number of shares of stock or other securities which all such Holders and other persons and entities desired to be registered. Notwithstanding the foregoing, the Company will not be required to give notice to the Holders of Registrable Securities if the underwriters managing the proposed offering have advised the Company in writing that in their judgment market conditions will not allow the inclusion of any secondary shares in such offering. In the event the managing underwriters and the Company subsequently determine to add any secondary

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shares in the offering, such notice shall be provided, and each Holder shall have the registration rights provided in this Section 3. Notwithstanding the foregoing, no Holder shall have any rights under this Section 3.2 in connection with any "demand registration" initiated or requested by any person or entity (other than a Holder) who or which has registration rights with respect to shares of stock or other securities of the Company, unless the number of Registrable Securities which the Holders desire to be registered will not limit in any way the number of shares of stock or other securities of the Company which such other person or entity desires to register.

         3.3      Demand Registration.

                  (a) Subject to the terms of this Agreement, in the event that the Company shall, not sooner than the second (2nd) anniversary of the date of this Agreement, and not later than the fifth (5th) anniversary of the date of this Agreement, receive from the Holders, or any subset of them, a written notice that it or they intend to offer or cause to be offered for public sale Registrable Securities at an aggregate offering price to the public of not less than Five Million Dollars ($5,000,000.00), the Company will so notify DMRFS, DMR or the Shareholder Representative (as defined in the Reorganization Agreement), and DMRFS, DMR or the Shareholder Representative, as the case may be, shall so notify all Holders.

                  (b) Subject to the terms of this Agreement, in the event that the Company shall, not sooner than the fifty (5th) anniversary of the date of this Agreement, and not later than the seventh (7th) anniversary of the date of this Agreement, receive from the Holders, or any subset of them, a written notice that it or they intend to offer or cause to be offered for public sale Registrable Securities at an aggregate offering price to the public of not less than Five Million Dollars ($5,000,000.00), the Company will so notify DMRFS, DMR or the Shareholder Representative (as defined in the Reorganization Agreement), and DMRFS, DMR or the Shareholder Representative, as the case may be, shall so notify all Holders.

                  (c) Upon written request of any Holder given within eighteen
         (18) days after the receipt by DMRFS, DMR or the Shareholder Representative, as is appropriate, from the Company, of a notification pursuant to Section 3.3(a) or 3.3(b) above, the Company will use commercially reasonable efforts to cause such of the Registrable Securities as may be requested by any Holder (including the Holder giving the initial notice of intent to offer) to be registered under the Act as expeditiously as possible (a "Demand Registration"). The Company shall not be required to effect more than one (1) Demand Registration pursuant to Section 3.3(a) above, and the Company shall not be required to effect more than one (1) Demand Registration pursuant to Section 3.3(b) above.

                  (d) If (i) in the good faith judgment of the Board, a Demand Registration would be materially detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to DMRFS, DMR or the Shareholder Representative, as is appropriate, a certificate signed by the President of the Company stating that, in the good

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         faith judgment of the Board, it would be materially detrimental to the
         Company for such registration statement to be filed in the near future, then the Company shall have the right to defer such filing for the period during which such Demand Registration would be materially detrimental, provided that the Company may not defer the filing for a period of more than ninety (90) days after receipt of the request for a Demand Registration, and more than once in any 12-month period.

                  (e) In the case of any registration, filing or qualification of Registrable Securities pursuant to this Section 3.3, DMRFS or the Shareholder Representative, as the case may be, shall be responsible for sending all notifications to the Holders, and for obtaining the signatures of the Holders to all documents required to be delivered by the Holders pursuant to this Agreement in connection with such registration, filing or qualification, and all costs and expenses associated with sending such notices or obtaining such signatures, any provision of this Agreement to the contrary notwithstanding.

         3.4 Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities pursuant to Sections 3.2 or 3.3 above, or a combination thereof, including (without limitation) all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses and fees and reimbursements the counsel, independent certified public accountants, underwriters and other persons retained by the Company, the expense of reporting or disclosing this Agreement or its attendant rights and obligations (including filings required under Section 13(d) of the 1934 Act), the expense of any annual audit, the expense of any liability insurance and the expense and fees for listing the securities, but excluding underwriting discounts and commissions and stock transfer taxes relating to Registrable Securities, and also excluding costs incurred under Section 3.3 in connection with notifying the Holders.

         3.5 Obligations of the Company. Whenever registering any Registrable Securities pursuant to Sections 3.2 or 3.3 above, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days (or longer if otherwise provided in this Section 3) or until all of the securities registered thereunder are sold, whichever occurs sooner.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

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                  (c) Furnish to the Holders, in the case of a registration
         pursuant to Section 3.2 above, or to DMR or the Shareholder Representative, as is appropriate, in the case of a registration pursuant to Section 3.3 above, such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they or it may reasonably request in order to facilitate the disposition of Registrable Securities owned by the Holders.

                  (d) On request, furnish to the counsel of any Holder, in the case of a registration pursuant to Section 3.2 above, or to DMRFS, DMR or the Shareholder Representative, as is appropriate, in the case of a registration pursuant to Section 3.3 above, a copy of the registration statement five (5) days prior to the filing of such registration statement.

                  (e) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement for listing on a national securities exchange, the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") or such other similar exchange.

                  (f) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to
         (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, (iii) consent to general service of process in any such jurisdiction, or (iv) qualify such Registrable Securities in a given jurisdiction where expressions of investment interest are not sufficient in such jurisdiction to reasonably justify the expense of qualifying in the jurisdiction.

                  (g) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (h) Notify each Holder of Registrable Securities covered by such registration statement, in the case of a registration pursuant to
         Section 3.2 above, or DMR or the Shareholder Representative, as is appropriate, in the case of a registration pursuant to Section 3.3 above, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue



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         statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         3.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

         3.7 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Sections 3.2 or 3.3 above to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the persons entitled to select the underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by Holders and other persons or entities having analogous registration rights to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among all selling stockholders according to the total amount of securities owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder" and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

         3.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

         3.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 3:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the 1933
         Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or

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         several) to which they may become subject under the 1933 Act, or the
         1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by one law firm retained by them (or such additional law firms retained by a Holder or Holders if such Holder or Holders reasonably believe there exists a conflict of interest among them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                  (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter, any other Holder or other person or entity selling securities in such registration statement and any controlling person of any such underwriter or other Holder or other person or entity, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Subsection 3.9(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Subsection 3.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, the obligation to indemnify will be in several, not joint and several, among such sellers of Registrable Securities, and in no event shall any indemnity under this Subsection 3.9(b) exceed the net proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this
         Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this
         Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.9, but the failure to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

                  (d) The obligations of the Company and Holders under this
         Section 3.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 3, and shall survive the termination of the Agreement.

         3.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

                  (b) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

                  (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

         3.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may only be assigned to a Permitted Transferee of the underlying Registrable Securities who has executed and delivered to the Company a counterpart of this Agreement, binding such Permitted Transferee to all of the restrictions and obligations contained herein. Such rights also may be assigned to a third party to which the Registrable Securities have been pledged pursuant to a bona fide loan transaction, provided that pledgee executes and delivers to the Company a counterpart of this Agreement, binding such pledgee to all of the restrictions and obligations contained herein. No Holder shall be entitled to assign such rights in connection with any short sale, hedge, collar or other transaction which is not a bona fide loan.

         3.12 "Market Stand-Off" Agreement. Each Holder hereby agrees that for a period of ninety (90) days following the effective date of any registration effected pursuant to Sections 3.2 or 3.3 (provided the Holders are given written notice of the offering at least fifteen (15) days prior to the Company's filing with the SEC of a registration statement relating thereto), it shall not, unless otherwise agreed by the Company and the managing underwriters, if any, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

         3.13     Termination. The rights and obligations provided in this
Section 3 (other than those provided under Section 3.9 above) shall terminate upon the termination of this Agreement, and also shall terminate as provided in
Section 5.2 below.

SECTION 4.        STOCK CERTIFICATE LEGEND.

         4.1 Required Legend - Shareholders Agreement. Simultaneously with the execution of this Agreement, each Shareholder shall surrender all certificates of stock, except those certificates representing shares which are or were acquired through ordinary brokerage transactions and not pursuant to the Reorganization Agreement or as part of the Company's initial public offering, to the Company for endorsement with the following legend, which shall be conspicuously placed on such certificates:

                  "The holder of the shares represented by this certificate is subject to the provisions of the Shareholders Agreement, dated as of ___________, 1999 (as it may be amended from time to time), to which the company and the holder of this certificate, among others, are parties, a copy of which may be inspected at the principal office of the company. The provisions of such agreement is incorporated herein by reference."

All certificates of stock issued to or acquired by any such Shareholder after the date of this Agreement, except certificates representing shares which are or were acquired through ordinary brokerage transactions and not pursuant to this Agreement or as part of the Company's initial public offering, shall also bear the foregoing legend; provided, however, that the Company shall remove the required legend from any shares transferred to a third party (other than a Bound DMR Shareholder) pursuant to a sale (other than a sale to a Permitted Transferee) which is not subject to, or which has been subject to, and has complied with, the tag-along rights as set forth in Section 2 above (to the extent of the shares of Common Stock included in such sale), or pursuant to a registered offering under Sections 3.2 or 3.3 above, so that such transferee shall not be subject to the requirements contained in this Agreement.

         4.2 Required Legend - Lockup Agreement. Simultaneously with the execution of this Agreement, DMRFS shall surrender all certificates of stock, except those certificates representing shares which are or were acquired through ordinary brokerage transactions and not pursuant to this Agreement or as part of the Company's initial public offering, to the Company for endorsement with the following legend, which shall be conspicuously placed on such certificates:

                  "The holder of the shares represented by this certificate is subject to the provisions of a Lockup Agreement executed by the holder of this certificate in favor of the company, a copy of which may be inspected at the principal office of the company. The provisions of such agreement is incorporated herein by reference."

All certificates of stock issued to or acquired by any DMRFS, DMR or any Bound DMR Shareholder after the date of this Agreement, except certificates representing shares which are or were acquired through ordinary brokerage transactions and not pursuant to this Agreement or as part of the Company's initial public offering, shall also bear the foregoing legend; provided, however, that the Company shall remove the required legend from any shares which are no longer subject to the Lockup Agreement, as provided therein.

         4.3 Effect of Missing Legend. Sections 4.1 and 4.2 above notwithstanding, the fact that such legends have not been placed on a given certificate of stock held by DMRFS, DMR, any Bound DMR Shareholder or any other party hereunder shall not affect the rights of the parties to this Agreement in any way, and all certificates of stock on which such legends have not been placed, except those certificates representing shares which are or were acquired through ordinary brokerage transactions and not pursuant to this Agreement or as part of the Company's initial public offering, shall be deemed to have had those legends placed on them for the purposes of this Agreement.

         4.4 Availability of Agreement. The Company shall maintain a copy of this Agreement at its principal place of business and shall make such copies available for review to any person who shall inquire about the Agreement.

SECTION 5.        MISCELLANEOUS.

         5.1 Waivers and Amendments. With the written consent of DMR, the obligations of the Company and the rights of the holders of Common Stock under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent, the Company, when authorized by resolution of its Board, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement. Any provisions of this Agreement to the contrary, the consent of the DMR Shareholders shall not be required to amend this Agreement or waive any of its provisions. Upon the effectuation of each such waiver, consent, agreement of amendment or modification, the Company promptly shall give written notice thereof to the record holders of the then outstanding Common Stock. This Agreement or any provision hereof may not be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this
Section 5.1.

         5.2 Termination. All of the rights and obligations in this Agreement (other than those under Section 3.9 above) shall terminate ten (10) years from the date of this Agreement (except that the Company's obligations under Sections 3.3(a) and 3.3(b) above shall terminate five (5) and seven (7) years after the date of this Agreement, respectively), or upon the consummation of a sale which has been subject to, and has complied with, the tag-along rights as set forth in Section 2 above (to the extent of the shares of Common Stock included in such sale), or upon the dissolution or liquidation of the Company, whichever occurs sooner. If not sooner terminated, all tag-along rights (under
Section 2) and registration rights (under Section 3) shall be permanently terminated when the Shareholders, as a group, hold less than ten percent (10%) of the issued and outstanding Common Stock of the Company. Sections 1 and 2 of this Agreement are also subject to termination as and to the extent provided in
Section 2.4 of the Reorganization Agreement.

         5.3 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Michigan as such laws are applied to agreements between Michigan residents entered into and to be performed entirely within Michigan, without regard to the State of Michigan's conflict of laws provisions.

         5.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         5.5 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         5.6 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or upon the seventh day following mailing by registered air mail, postage prepaid, addressed (a) if to the Shareholders, DMR, DMRFS or the Shareholder Representative, as indicated on Schedule 1 or Schedule 2 attached hereto, as the case may be or at such other address as they shall have furnished to the Company, (b) if to the Company, to Bingham Financial Services Corporation, 31700 Middlebelt Road, Suite 125, Farmington Hills, Michigan 48334, and addressed to the attention of the corporate secretary, or at such other address as the Company shall have furnished to the Shareholders, or (c) if to any other holder of Common Stock at such address as such holder shall have furnished to the Company in writing, or, until such holder so furnishes an address to the Company, then to and at the address of the last holder of such Common Stock, who so furnished an address to the Company.

         5.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any securities issued or sold or to be issued or sold hereunder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         5.8 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         5.9 Titles and Subtitles. The titles and subtitles of this Agreement are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

         5.10 Counterparts; Copies. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (photostatic, facsimile or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

         5.11 Expenses. The Company and each Shareholder shall pay his, her or its own costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement, dated as of July 2, 1999, to be executed by themselves or by their respective representatives thereunto duly authorized as of the day and year first above written. DMR, DMRFS shall be subject to this Agreement with respect to all shares of capital stock of the Company currently owned and hereafter acquired, to the extent provided herein.

                                           "The Company"
                                           BINGHAM FINANCIAL SERVICES
                                           CORPORATION, a Michigan corporation


                                           By:       /s/ Ronald A. Klein
                                               ---------------------------------
                                           Its:      Chief Executive Officer
                                               ---------------------------------

                                           "DMR"
                                           DETROIT MORTGAGE AND REALTY COMPANY,
                                           a Michigan corporation


                                           By:       /s/ Daniel D. Armistead
                                               ---------------------------------
                                           Its:      Chairman
                                               ---------------------------------

                                           "DMRFS"
                                           DMR FINANCIAL SERVICES, INC.,
                                           a Michigan corporation


                                           By:       /s/ Mark C. Stevens
                                               ---------------------------------
                                           Its:      President and CEO
                                               ---------------------------------

Shareholders Agreement, dated ___________, 1999
Bingham Financial Services Corporation
signatures, continued


                                           "Shareholder/Directors"


                                           ------------------------------
                                           GARY A. SHIFFMAN

                                           ------------------------------
                                           ROBERT H. ORLEY

                                           ------------------------------
                                           BRIAN M. HERMELIN

                                           ------------------------------
                                           DANIEL E. BOBER


                                           ------------------------------
                                           CREIGHTON J. WEBER


                                           ------------------------------
                                           ARTHUR A. WEISS

                                           ------------------------------
                                           RONALD A. KLEIN


                                           ------------------------------
                                           JAMES RAISKIN

                      SCHEDULE 1 TO SHAREHOLDERS AGREEMENT
                     BINGHAM FINANCIAL SERVICES CORPORATION



Shareholder                              Number of Shares
---------------                          ----------------
"Shareholder/Directors"

         Gary A. Shiffman                     78,666
         Robert H. Orley                      20,000
         Brian M. Hermelin                    42,000
         Daniel E. Bober                      97,939
         Creighton J. Weber                   97,939
         Arthur A. Weiss                       3,000
         Ronald A. Klein                      16,000
         James Raiskin                         1,000

                      SCHEDULE 2 TO SHAREHOLDERS AGREEMENT
                     BINGHAM FINANCIAL SERVICES CORPORATION


Shareholder

DMR Financial Services, Inc.

Detroit Mortgage and Realty Company

"DMR Shareholders"

         [TO BE COMPLETED]